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                   AMENDMENT OF CERTIFICATE OF INCORPORATION
                       OF LYONDELL PETROCHEMICAL COMPANY
                            (A DELAWARE CORPORATION)
                    AUTHORIZING ISSUANCE OF PREFERRED STOCK



Effective July 22, 1994, ARTICLE IV of the Certificate of Incorporation is amended and restated to read in its entirety as follows:


                                   ARTICLE IV
                                 CAPITAL STOCK

A.  AUTHORIZED SHARES

     The total number of shares of capital stock that the Company shall have authority to issue is 330,000,000 shares.


B.  COMMON STOCK

     1. The Company shall have authority to issue up to 250,000,000 shares of Common Stock, par value of $1.00 per share.

     2. Each holder of shares of Common Stock shall have the right to one vote for each share of Common Stock held of record on the books of the Company.


C.  PREFERRED STOCK

     1. The Company shall have authority to issue up to 80,000,000 shares of Preferred Stock, par value of $.01 per share.

     2. Preferred Stock may be issued from time to time in one or more series. The Board of Directors is hereby expressly authorized from time to time to provide for the issuance of Preferred Stock in one or more series, and to establish and fix by resolution or resolutions providing for the issuance of each such series the number of shares to be included in such series and the voting and other powers, designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, of each such series, to the full extent now or hereafter permitted by law, subject to any other provision of this Certificate of Incorporation. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of stock of the Company entitled to vote thereon having a majority of the votes entitled to be cast, without a separate vote of the holders of the Preferred Stock, or any series thereof, unless a separate vote of any of such holders is required pursuant to the resolution or resolutions establishing any such series of Preferred Stock.